Exhibit 4.3

Guarantee Contract

This contract was signed by the following parties in Chaoyang District, Beijing on August 31, 2020.

Creditor: Hangzhou Lianluo Interactive Information Technology Co., Ltd. (hereinafter referred to as “Party A”)

Legal representative: He Zhitao

Address: 18th Floor, Xintu Building, 451 Internet of Things Street, Zhejiang Province

Unified Social Credit Code: [                         ]

Mailing address: Lianluo Building, No. 10 Wangjing Street, Chaoyang District, Beijing

Debtor: Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., (hereinafter referred to as “Party B”)

Legal representative: Chen Ping

Address: Room 611, 612, 618, 619, 6th Floor, North Control Technology Building, Building 2, No. 10, Baifuquan Road, Science and Technology Park, Changping District, Beijing

Unified social credit code: [                         ]

Guarantor: Chen Ping (hereinafter referred to as “Party C”)

Address: Unit 3, Unit 2, 416 Floor, No. 85 Yongding Road, Haidian District, Beijing

ID number: [                         ]

Telephone: [                         ]

WHEREAS:

1. Party A and Party B executed Loan Agreements that dated as December 21, 2018, May 10, 2019, and December 31, 2019, “Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., and Hangzhou Lianluo Interactive Information Technology Co., Ltd. respectively, “Loan Agreement”, “Loan Agreement”, “Supplementary Agreement” (the above agreements are hereinafter collectively referred to as “master contracts”). As of the signing date of this agreement, Party A has provided Party B with a loan principal of 6.5 million yuan, which has not been repaid. That is, the principal debt of the main contract is RMB 6,500,000.00.

2. At the request of Party B, Party C agrees to pledge under the main contract with the shares of Lianluo Smart Limited held by Party C as a guarantee for the above debt.

Based on equality and voluntariness, Party A, Party B and Party C reached the following agreement through friendly consultations on Party C’s provision of guarantees for Party B’s performance of the above-mentioned debts for all parties to abide by:

Article 1 Basic information of the main claim

The main creditor’s right is the principal and interest that requires the debtor to repay the debt according to the main contract. Among them, the principal is RMB6,500,000.00. Creditors and debtors confirm here that before December 31, 2020, the above-mentioned loans are interest-free loans; starting from January 1, 2021, the debtor shall pay interest to creditors at the bank’s loan interest rate for the same period, and the borrowing period is until the principal and interest of the loan are paid off. In particular, if Party B’s equity transfer is completed earlier than December 31, 2020, the interest-free period will be terminated early, and Party B will pay interest to Party A according to the bank’s loan interest rate for the period since the completion of Party B’s equity transfer.

Loan interest is calculated in the following way: Loan interest = ∑ (borrowing principal × bank interest rate for the same period / 365 × (the number of days the loan has taken up from January 1, 2021)).

Article 2 Scope of Guarantee

The guarantee scope of this contract is the main claims under the contract, including but not limited to the principal, interest, liquidated damages, compensation, other payments that the debtor should pay to Party A, and the costs incurred by Party A to claim its creditor’s rights and security rights.

Article 3 Guarantee

3.1 Upon now, Party C holds 1,613,542 shares of Lianluo Smart Limited. Party C agrees to use all the above-mentioned shares to provide Party B with an irrevocable pledge guarantee under the main contract. Within 7 days after the signing of this agreement, both parties A and C shall complete the pledge of the above share.

3.2 If Party B fails to perform its obligations or assume responsibilities as stipulated in the main contract, Party A has the right to directly request Party C to perform the obligation of paying off the above-mentioned relevant funds within the scope of the secured debt without first recovering the debtor.

3.3 Party C guarantees that within three business days after receiving the written notice from Party A, the relevant payment will be paid to the bank account designated by Party A in accordance with Party A’s requirements. If Party C fails to repay within the time limit required by Party A, Party A has the right to sell shares, and Party C needs to cooperate. If the stock price is insufficient to pay off all debts, Party C shall be responsible for making up the shortfall.

3.4 The related expenses incurred due to stock pledge shall be borne by Party C.

Article 4 Guarantee period

4.1 The guarantee period of Party C is three years, and it shall be started from the date when the debtor’s time limit for performance of the debt stipulated in the main contract expires.

Article 5 Party A’s rights and obligations

5.1 When the debtor fails to perform the due debts as agreed in the main contract, Party A has the right to request Party C to assume the agreed guarantee responsibility.

5.2 Party A has the right to transfer its principal claim to the debtor to a third party, and Party B has no right to raise any objection to the transfer of the claim and the assignee. If Party A’s creditor’s rights are transferred, the secured creditor’s rights of this contract will also be transferred, and Party C guarantees to continue to provide guarantees to the main creditor’s rights with the scope of the guarantee, guarantee responsibility and guarantee period specified in this contract.

Article 6 Party C’s rights and obligations

6.1 Party C guarantees that if the debtor fails to fulfill its due debts, it will be able to repay the unpaid amount to Party A.

6.2 Party C has the right to recover from the main debtor after fulfilling all guarantee obligations under this contract.

Article 7 Party C Commitment

7.1 Party C qualified as a legal guarantor to sign this contract.

7.2 Party C guarantees that it has read this contract carefully before signing this contract, has an accurate understanding of the legal meaning of the rights, obligations and liabilities between the parties to this contract, and has no objection to all the terms of this contract.

7.3 The signing, performance and execution of this contract by Party C does not violate the provisions of Chinese laws and regulations, nor will it conflict with other binding legal documents that it has signed or other transactions that it has entered into.

7.4 Party C promises that there is no right restriction on the pledged shares. Before Party A’s claims are paid off, the shares may not be sold, transferred, or pledged again without the written consent of Party A.

Article 8 Liability for breach of contract

8.1 After this contract executed, all parties shall strictly perform the obligations stipulated in this contract in accordance with the principle of good faith.

8.2 If any party fails to perform the obligations stipulated in this contract, or does not comply with the obligations stipulated in this contract, or violates the commitments made in this contract, it shall be deemed as a breach of contract. Unless otherwise agreed in this contract, the breaching party shall pay compensation this caused losses to other parties. Such losses include, but are not limited to, actual losses, expected losses, and legal fees, transportation fees, and travel expenses paid by the observant party for this purpose.

Article 9 Independence

This contract has an independent and irrevocable effect. Its validity is not affected by the validity of the main contract. Even if the main contract is partially or totally invalid for any reason, this contract is still valid.

If a clause of this contract or part of a clause becomes invalid now or in the future, the invalid clause or the invalid part shall not affect the validity of this contract and other clauses of this contract or other contents of this clause.

Article 10 Amendment and termination of contract

10.1 After this contract executed, without the consensus of all parties, a written agreement is reached, no party may change this contract without authorization. If any party need to change the terms of this contract or sign a supplementary contract for unfinished matters, all parties should reach an agreement through mutual consultation and sign a written document.

10.2 No party shall have the right to terminate this contract or cancel a part of it unless the parties agree through consultation or in accordance with laws and administrative regulations.

Article 11 Dispute Resolution and Law Application

11.1 Any disputes between the parties regarding the interpretation and performance of this contract shall be resolved through friendly consultation. Disputes that cannot be resolved through friendly negotiation are entitled to submit to the people’s court with jurisdiction as agreed in the main contract for litigation.

11.2 The validity, interpretation, execution, performance, and dispute resolution of this contract shall be governed by the existing laws and administrative regulations of the People’s Republic of China (except Hong Kong, Macau and Taiwan).

Article 12 Supplementary Provisions

12.1 If any documents formed before the signing of this contract conflict with this contract, this contract shall prevail. The attachment (if any) is an integral part of this contract and has the same effect as this contract.

12.2 This contract shall be effective from the date of signature and seal of legal representatives or authorized representatives of both parties A and B, and signature of party C.

12.3 All parties to this contract confirm that they fully know and understand the substantive meaning of all the terms in this contract and their corresponding legal consequences, and based on this understanding, sign this contract.

12.4 This contract is concluded in Chinese, in triplicate, and has the same legal effect. Party A, Party B and Party C hold one copy each.

[Signature page followed]

Party A (Seal): Hangzhou Lianluo Interactive Information Technology Co., Ltd.

Signature of Legal Representative:

Party B: Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd.,

Signature of Legal Representative:

Party C: (signature, fingerprint): Chen Ping

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